Exhibit 99.3

Consent of Centerview Partners LLC

We hereby consent to (i) the inclusion of the text of our opinion letter, dated July 30, 2013, to the Board of Directors of Optimer Pharmaceuticals, Inc. (the “Company”) as Annex D to Amendment No. 1 to the Proxy Statement/Prospectus, filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2013 (the “Proxy Statement/Prospectus”), included in the Registration Statement on Form S-4/A, of Cubist Pharmaceuticals, Inc. (“Cubist”) containing such Proxy Statement/Prospectus (the “Registration Statement”), relating to the proposed Merger (as such term is defined in the Agreement and Plan of Merger, dated as of July 30, 2013, by and among the Company, Cubist and PDRS Corporation), and (ii) the references to such opinion under the headings “Summary—Opinions of Optimer’s Financial Advisors”, “The Merger—Opinions of Optimer’s Financial Advisors”, “The Merger—Background of the Merger”, “The Merger—Reasons for the Merger—Optimer’s Reasons for the Merger”, “Opinions of Optimer’s Financial Advisors—Opinion of Centerview” and “The Merger Agreement—Representations and Warranties” in the Registration Statement.  In giving such consent, we disclaim, and do not admit, (a) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Commission promulgated thereunder, or (b) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Dated: September 17, 2013

/s/ CENTERVIEW PARTNERS LLC